EXHIBIT L

Directors and Executive Officers of Trawlers and INEOS

Directors and Executive Officers of Trawlers. The following table sets forth the name, citizenship, business address and present occupation or employment for each director and each executive officer of Trawlers.

Name	Citizenship	Present Principal Occupation or Employment
Graeme Leask	UK	CFO of INEOS

Simon Morland	UK	Director of INEOS and Family Office Manager for INEOS

George Ratcliffe	UK	Commercial Director of INEOS Automotive

Tristan Head	UK	Director and joint corporate and commercial head of Cains Advocates Limited (“Cains”)

Timothy Shepherd	UK	Managing director and joint corporate and commercial head of Cains

The principal business address for each of Mr. Leask, Mr. Morland and Mr. Ratcliffe at INEOS is as follows: Hawkslease, Chapel Lane, Lyndhurst, Hampshire, SO43 7FG, United Kingdom.

The principal business address for each of Mr. Head and Mr. Shepherd is as follows: Fort Anne, Douglas, IM1 5PD, Isle of Man.

Directors and Executive Officers of INEOS(1). The following table sets the name, citizenship, business address and present occupation or employment for each director and each executive officer of for each director and each executive officer of INEOS.

Name	Citizenship	Present Principal Occupation or Employment
James A. Ratcliffe	UK	CEO and Chairman of INEOS

Andrew Currie	UK	Director of INEOS

John Reece	UK	Finance Director of INEOS

Jonathan Ginns	UK	Head of Mergers & Acquisitions for INEOS

Simon Morland	UK	Director of INEOS and Family Office Manager for INEOS

(1)	James A. Ratcliffe is a citizen of the United Kingdom and is the CEO and Chairman of INEOS and a Director of INEOS. The business address of James A. Ratcliffe at INEOS is set forth on Schedule I to the Offer to Purchase and is incorporated by reference as Exhibit C herein.

The principal business address for each of Mr. Currie, Mr. Reece, Mr. Ginns and Mr. Morland at INEOS is as follows: Hawkslease, Chapel Lane, Lyndhurst, Hampshire, SO43 7FG, United Kingdom.